                              CONSTRUCTION AGREEMENT


     THIS CONSTRUCTION AGREEMENT is made and entered into this 21st day of April, 1997, by and between RYAN BELLE PLAINE, LLC, a Minnesota limited liability company ("Landlord"), and EXCELSIOR-HENDERSON MOTORCYCLE MANUFACTURING COMPANY, a Minnesota corporation ("Tenant").


                                     RECITALS

     A. Landlord and Tenant have entered into a Single Tenant Lease Agreement of even date herewith (the "Lease"), relating to property located in Belle Plaine, Minnesota, more particularly described therein (the "Property"). Terms which are capitalized and not otherwise defined herein have the meanings ascribed to them in the Lease.

      B. This Agreement shall set forth the agreements between Landlord and Tenant regarding the design and construction of the improvements contemplated by the Preliminary Plans (defined below). The "Work" is the total design, construction and other services required under the Contract Documents and includes, without limitation, all professional design services, the completed construction, and all labor, materials, equipment and services which are necessary to produce or which are used or incorporated in such design and construction. The "Work" also shall include the enforcement of that certain Public Improvements Agreement dated as of December 31, 1996, by and between CLC Development, Inc. and the City (defined below), including, without limitation, taking over performance of the improvements contemplated by such Agreement pursuant to Section 3.5 of the Development Agreement (defined below) if necessary in order to insure timely completion of such improvements.

     NOW, THEREFORE, in consideration of the mutual terms hereof and of the Lease, Landlord and Tenant agree as follows:

     1.   CONTRACT DOCUMENTS. The Contract Documents consist of the following:

          (a)  This Agreement;

          (b) The Preliminary Plans and Outline Specifications described on ATTACHMENT 1 to this Agreement (the "Preliminary Plans");

          (c) The General Conditions for Construction attached as ATTACHMENT 2 to this Agreement (the "General Conditions");

          (d) The Contract Schedule attached as ATTACHMENT 3 to this Agreement (the "Contract Schedule");

          (e) The Schedule of Values attached hereto as ATTACHMENT 4 to this Agreement (the "Schedule of Values");

          (f)  The Final Plans (defined below); and

          (g)  Written modifications signed by Landlord and Tenant.

Additionally, the General Conditions are hereby incorporated by reference into and constitute a part of this Agreement for all purposes of this Agreement, the Lease and all other documents and agreements executed in connection herewith.

     2. FINAL PLANS. Landlord shall submit to Tenant for its approval final design and construction drawings and specifications setting forth in detail the requirements for construction of the Improvements (the "Final Plans"). Such Final Plans shall be prepared and certified by licensed architects or engineers in the respective disciplines selected by Landlord. Tenant agrees that it will not unreasonably withhold its approval of the Final Plans so long as they are consistent with the Preliminary Plans. When the Final Plans have been approved, they shall be signed or otherwise approved in writing by Landlord and Tenant and shall supersede the Preliminary Plans.

     3. CONTRACT TIME. Landlord shall perform the Work with due diligence so as to achieve the various construction milestones provided in the Contract Schedule, subject to the provision in the General Conditions dealing with Excusable Delay. Time is of the essence of this Agreement. Landlord has agreed that, subject to the provisions in the General Conditions dealing with Excusable Delay, it bears all risk of delay under this Agreement (including all risk of increased costs attributable to such delay) that is occasioned by any delay in the performance or completion of the Work. Landlord shall employ sufficient forces and take all other steps necessary to achieve each of the intermediate milestone dates, if any, and dates for Substantial Completion and Final Completion set forth in this paragraph.

      4.  CONTRACT SUM.

          4.1 CONTRACT SUM. In consideration of the performance of the Work, Tenant shall pay Landlord the sum of Three Million Sixty Thousand Eight Hundred Five and No/100 Dollars ($3,060,805.00) (the "Company Funds"), subject to any additions and deductions as provided in the Contract Documents. Landlord and Tenant acknowledge and agree that as of the date of this Agreement Tenant has prepaid to Landlord Fifty-One Thousand Two Hundred Eighty-Six and No/100 ($51,286.00) of the Company Funds, the receipt of which is hereby acknowledged by Landlord. In addition, the Belle Plaine Economic Development Authority (the "Authority") has agreed to contribute towards the cost of performing the Work the sum of

One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00) (the "Authority Funds") pursuant to that certain Contract for Private Development dated December 31, 1996, among Tenant, the City of Belle Plaine, Minnesota (the "City") and the Authority, as amended by Assignment, Assumption and Amendment of Development Contract dated as of even date with the Lease among Landlord, Tenant, the City and the Authority (collectively, the "Development Agreement"). The Company Funds and the Authority Funds have been or will be paid into an escrow account (the "Escrow Account") and held for disbursement in accordance with this Agreement and pursuant to that certain Escrow Agreement dated as of even date herewith by and among the Authority, Landlord, Tenant and Commonwealth Land Title Insurance Company (the "Escrow Agreement"). Except as otherwise provided in this Agreement, (i) the Company Funds and the Authority Funds are absolute maximums and shall not be increased for any reason whatsoever, and (ii) all remaining sums necessary to complete the Work shall be the "Landlord's Contribution" and shall be paid by Landlord as and when incurred. Landlord anticipates financing Five Million and No/100 Dollars ($5,000,000.00) of Landlord's Contribution pursuant to the Initial Mortgage (as defined in the Lease), but the obtaining of the Initial Mortgage shall in no event be deemed to be a condition to Landlord's obligations hereunder. The sum of the Company's Funds, the Authority Funds and the Landlord's Contribution shall hereinafter be referred to as the "Contract Sum". Except as otherwise provided herein, the Contract Sum shall be full compensation to the Landlord for the performance of the Work pursuant to the Contract Documents, including so-called "soft costs" and all of Landlord's profits and fees. It is the expressed intention of the Parties that all material costs comprising the Contract Sum have been disclosed to Tenant. To the extent that Tenant has not been furnished with the documentation substantiating the costs comprising the Contract Sum, Landlord shall so provide any and all such documents not previously provided to Tenant upon Tenant's written request.

          4.2 CONCEALED CONDITIONS. Should Landlord encounter subsurface conditions which differ materially from those identified in the subsurface exploration report by Braun Intertec, dated January 31, 1997, or should Landlord encounter any hazardous substances or underground tanks on the Property, Tenant and Landlord shall issue a Change Order with respect to any Changed Work reasonably necessitated thereby. Landlord shall notify Tenant within five (5) days after the first observance of any such concealed conditions.

          4.3 ALLOWANCES. If the cost to Landlord of any element of the Work for which an allowance is set forth in the Contract Documents differs from the allowance amount, the difference shall be paid in cash to Landlord or Tenant as the case may be; such adjustments to be made within thirty (30) days after the date on which Substantial Completion is achieved.

          4.4 SOFT COSTS ALLOWANCE. The Contract Sum includes an allowance amount of $527,225 (the "Soft Costs Allowance") for the following soft costs associated with the Work:

COST                                        ALLOWANCE
----                                        ---------

Legal Expense:

  (a) Ryan                                   $ 15,000
  (b) Lender                                 $ 25,000

Title & Recording
  (a) Mortgage Registration Tax              $ 13,225
  (b) Title Insurance Premium                $ 17,500
  (c) Disbursing Fee                         $  2,500
  (d) Closing & Recording                    $  2,000

Financing Fee                                $138,000

Interim Interest
(Through Rent Commencement)                  $100,000

Interest on Land Closing                     $  8,000
Advance at 9.5%

Initial Closing Costs                        $  3,900

Interest to CLC Development                  $ 14,100

Survey                                       $ 10,000

Appraisal                                    $  5,000

Environmental Assessment                     $ 15,000

Real Estate Taxes                            $  5,000

Corporate Real Estate Fee                    $ 62,500

Tennessen Fee                                $ 20,000

Special Consideration                        $ 36,000

Contingency for Above Items                  $ 34,500
                                             --------

                                             $527,225
                                             --------
                                             --------

If the actual total amount of the above soft costs differs from the total Soft Costs Allowance then Landlord shall pay to Tenant (if it is less) or Tenant shall pay to Landlord (if it is more) the difference between such actual total costs and the Soft Costs Allowance, such adjustment to be made in connection with the payment of the Retainage pursuant to Section 5.7.
Landlord shall reimburse Tenant for the amount of any of the foregoing soft costs paid by Tenant directly within ten (10) days after Tenant Landlord with evidence of such payment.

     5.   PAYMENT OF CONTRACT SUM.

          5.1 PAYMENT. The Company Funds and the Authority Funds shall be held pursuant to the Escrow Agreement for disbursement in accordance with this Agreement. After such disbursement has been completed, Landlord shall pay when due all other costs associated or incurred in connection with the Work. Landlord shall be responsible for fully complying with all of the terms and conditions of the Development Agreement with respect to the application of the Authority Funds. Without limitation to the foregoing, Landlord shall ensure that Authority Funds are paid only for qualifying "Site Improvement Costs" under the Development Agreement and shall coordinate with the City and the Authority in connection therewith.

          5.2 APPLICATION FOR PAYMENT OF COMPANY FUNDS AND AUTHORITY FUNDS. Landlord may submit to Tenant not more often than once each month an "Application for Payment" with respect to the Company Funds and the Authority Funds. Each Application for Payment shall be submitted on a form reasonably acceptable to Tenant and shall contain the same items and sequence as the Schedule of Values. Two notarized originals (signed by a responsible officer of Landlord acceptable to Tenant) and one copy of the Application for Payment shall be submitted to Tenant. Upon Tenant's request, Landlord shall furnish Tenant with such backup material and supporting data for each Application for Payment with respect to any Changed Work or allowance items as Tenant may reasonably require under the circumstances. The Application for Payment shall indicate the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. No Application for Payment shall include (i) any amount relating to changes in the Work until a Change Order has been issued by the Tenant with respect to such change, or
(ii) requests for payment of amounts Landlord does not intend to pay to a subcontractor or material supplier because of a dispute or other reason.

          5.3 RETAINAGE. Until such time as the Work is fifty percent (50%) complete, each Application for Payment shall contain a retainage of ten percent (10%) of the amount set forth therein for all elements of Work set forth on the Schedule of Values, except soft costs ("Retainage"). No Retainage shall be deducted from Applications for Payment submitted subsequent to such time as the Work is fifty percent (50%) complete. Such Retainage shall not be payable until final payment pursuant to Section 5.7.

          5.4 LIEN WAIVERS. Landlord shall submit its conditional lien waiver with each Application for Payment. On each Application for Payment, Landlord shall also certify that all bills and/or subcontrators have been paid for which previous Applications for Payment have been issued upon which payment has been made; if partial payment has been made, then Landlord shall identify payments made to subcontractors and material suppliers. Landlord shall also submit lien waivers from subcontractors and material suppliers covering prior payments in excess of One Thousand Dollars ($1,000) with the second and each subsequent Application for Payment. In addition, in connection with the Final Payment Tenant in its discretion may require lien waivers shall be provided concurrently in exchange for the payments to which they relate. The lien shall state the dollar amount of all payments and shall be on a form acceptable to Tenant.

          5.5 PARTIAL PAYMENTS. Subject to the terms and conditions of the General Conditions, within ten (10) days after receipt of the Application for Payment by Tenant as aforesaid, Tenant shall authorize the payment to Landlord from the Escrow Account of those amounts set forth in the Application, provided the Application is in proper form and is accompanied by the required supporting data, unless Tenant legitimately objects in writing to payment and, in such event, Landlord shall be entitled to be paid any undisputed amount, with amount in dispute to be resolved in accordance with the terms of the Contract Documents. If Tenant wrongfully fails to authorize any payment to Landlord within such 10-day period, Tenant shall be liable to Landlord for interest on the amount due at the rate of twelve percent (12%) per annum from the last day of such 10-day period until such payment is authorized by Landlord. Such interest shall be paid upon demand.

          5.6 MORTGAGE DISBURSEMENTS. Landlord shall not draw down or cause the disbursement of any loan proceeds or other sums whatsoever which shall be secured by the Initial Mortgage or otherwise until such time as the Landlord shall have satisfied the Application For Payment, lien waiver, Tenant authorization and other requirements set forth in this Article 5 in the same manner as if such sums were payments of Company Funds.

          5.7 PAYMENT UPON SUBSTANTIAL COMPLETION. Tenant shall authorize payment to Landlord of the remaining unpaid portion of the Contract Sum (other than amounts held pursuant to Section 5.8), including the Retainage when both (1) Substantial Completion has been achieved, and (2) a final Application for Payment has been issued by the Landlord and approved by Tenant, which final Application for Payment shall include, without limitation, a comprehensive punch list of items remaining to be corrected or completed. Such final payment shall be authorized by Landlord not more than twenty (20) days after Tenant's receipt of the final Application for Payment, provided it is approved by Tenant, and such approval shall not be unreasonably withheld.

          5.8 PUNCH LIST. Tenant may withhold authorization of payment to Landlord from the payment under Section 5.7 of a sum equal to one hundred fifty percent (150%) of the cost (as reasonably estimated by Tenant) of completing any unfinished Work as identified on the punch list of elements of the Work which are either incomplete or do not conform to the Final Plans, prepared by Landlord as aforesaid and supplemented by Tenant and delivered to Landlord within twenty (20) days after receipt of Landlord's final Application for Payment. Landlord will proceed expeditiously and with due diligence to complete and/or correct all punch list items, prior to the date required by this Agreement for Final Completion. Tenant shall authorize the payment to Landlord of the sum so withheld within ten (10) days after (i) the achievement of Final Completion, and (ii) submission by Landlord to Tenant of a supplemental Application for Payment therefor.

               5.9 LANDLORD'S RECORDS. Landlord shall keep complete and accurate records with regard to all costs incurred in connection with any allowance items and Changed Work. Such records shall be maintained in a manner reasonably satisfactory to Tenant. Tenant shall have access at all reasonable times to Landlord's records and other documents of any kind relating to such Work, including, without limitation, all subcontracts, purchase orders, receipts, vouchers and correspondence. All of the foregoing records and other documents shall be preserved by Landlord, and the Tenant shall have access to them, for not less than two (2) years after Substantial Completion. Tenant may conduct periodic audits of Landlord's records and other documents relating to such Work, and Landlord shall cooperate with Tenant in conducting such audits.

          6. INSURANCE. Landlord shall purchase and maintain the insurance required by the Contract Documents until the date on which Final Completion is achieved.

          7. CHANGES IN THE WORK. Tenant may order changes in the Work in accordance with the Contract Documents. In the event Changed Work is ordered, the Contract Sum shall be adjusted only as provided in the Contract Documents, subject, in all events, to the provisions of Subparagraph 11.1.1 of the General Conditions. If an adjustment is to be made, the increase or decrease in the Contract Sum shall be determined on the basis of the reasonable expenditures and savings of those performing the Changed Work, plus, with respect to each additive change, a Landlord's fee equal to five percent (5%) of the additional expenditures; subject, however to the further limitations set forth in Subparagraph 11.1.3 of the General Conditions. As a condition to Landlord undertaking any Changed Work that increases the Contract Sum, Landlord may require Tenant to escrow the entire amount reasonably estimated by the parties to be the cost of the Changed Work and the Landlord's fee thereon as aforesaid in the Escrow Account, and the Schedule of Values shall be revised accordingly. In the case of any deletion or change which results in a net decrease in the cost of the Work, the adjustment to the Contract Sum determined as aforesaid shall be deducted in full from the Company Funds owing under this Agreement and promptly paid to Tenant by Landlord at Substantial Completion.

          8.  LANDLORD DEFAULT.

          8.1 LANDLORD DEFAULT. Without limitation to any of Tenant's other rights or remedies, after five (5) days' notice to Landlord, Tenant may withhold authorization of any payment to Landlord during the continuance of any of the following defaults by Landlord:

          (a) Landlord is adjudged a bankrupt or makes a general assignment for the benefit of creditors, or a receiver is appointed on account of its insolvency;

          (b) Landlord persistently or repeatedly refuses or fails to supply enough properly-skilled workmen or proper materials, or fails to achieve the Contract Schedule;

          (c) Landlord persistently fails or neglects to carry out the Work in accordance with the Contract Documents;

          (d) Landlord fails to make prompt payment to subcontractors for labor or materials;

          (e) Landlord persistently disregards laws, ordinances, rules, regulations, or orders of any public authority having jurisdiction; or

          (f) Landlord otherwise is guilty of a material violation of a provision of the Contract Documents.

In addition, in the event any of the foregoing defaults shall occur prior to achievement of Substantial Completion and shall continue for a period of sixty (60) days after notice thereof from Tenant to Landlord and the Initial Mortgagee (as defined in the Lease), Tenant at its election may do any of the following: (i) terminate this Agreement, (ii) terminate the Lease,
(iii) exercise any of Tenant's rights and remedies under the Lease, and/or
(iv) exercise any or all of Tenant's legal, equitable, statutory and other rights and remedies. The Initial Mortgagee also shall have the right to cure any such default within such sixty (60) day period.

          8.2 REIMBURSEMENT; COMPANY MORTGAGE. Without limitation to any of Tenant's other rights and remedies, in the event the Lease is terminated pursuant to Section 8.1, Landlord shall promptly reimburse Tenant for the entire amount of the Company Funds. Such reimbursement obligation of Landlord is secured by a Mortgage dated as of even date herewith between Landlord and Tenant and encumbering the Property (the "Company Mortgage"). Tenant shall fully subordinate the Company Mortgage to the Initial Mortgagee. Tenant will satisfy and discharge the Company Mortgage upon the achievement of Substantial Completion.

          8.3 DAMAGES. Notwithstanding any exercise or alleged exercise of any of Tenant's other rights and remedies, Landlord hereby indemnifies and agrees to hold Tenant harmless from and against any and all losses and/or damages incurred by Tenant in connection with any failure by Landlord to fully, completely and promptly pay, perform and comply with any of the terms, covenants or conditions of this Agreement, including, without limitation, any bargain value of the Lease, any and all costs and expenses incurred or paid by Tenant in connection with this Agreement, the Lease or otherwise with respect to this transaction, including, without limitation, the Company Funds and the Authority Funds (which Tenant has guaranteed and, in some circumstances, has agreed to repay to the Authority, pursuant to the Development Agreement), and all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Tenant in connection with such failure. The foregoing obligations shall survive expiration or earlier termination of this Agreement.

          8.4 RIGHTS CUMULATIVE. Each right, power or remedy herein conferred upon the Tenant is cumulative and in addition to every other right, power or remedy, express or implied, now or hereafter arising, available to Tenant, at law or in equity, or under any other agreement, and each and every right, power and remedy herein set forth or otherwise so existing may be exercised from time to time as often and in such order as may be deemed expedient by the Tenant and shall not be a waiver of the right to exercise at any time thereafter any other right, power or remedy. No delay or omission by the Tenant in the exercise of any right, power or remedy arising hereunder or arising otherwise shall impair any such right, power or remedy or the right of Tenant to resort thereto at a later date or be construed to be a waiver of any default under this Agreement.

          8.5 RIGHT TO DISCONTINUE REMEDIES. In the event Tenant shall have proceeded to invoke any right, remedy or recourse permitted under this Agreement and shall thereafter elect to discontinue or abandon the same for any reason, Tenant shall have the unqualified right to do so.

     9.   MISCELLANEOUS.

          9.1 ENTIRE AGREEMENT. The Lease, this Agreement and the other Contract Documents constitute the entire agreement between the parties with respect to the construction of the Improvements and supersedes all prior negotiations between the parties with respect to the subject matter thereof, except to the extent that such negotiations resulted in executed agreements which have been specifically referenced and incorporated herein.

          9.2 ASSIGNMENT. Landlord may not assign or otherwise transfer its interest or obligations under this Agreement without the prior written consent of Tenant, except as collateral to the holder of the Initial Mortgage (as defined in the Lease).

          9.3 TERMS. Unless otherwise provided in this Agreement, defined terms used in this Exhibit which not are defined herein shall have the meanings given to them in the Lease and the Contract Documents.

          9.4 GUARANTY. Landlord and Tenant acknowledge that all of the Landlord's obligations under the Contract Documents have been guaranteed by Ryan Companies US, Inc., a Minnesota corporation, pursuant to a Guaranty of even date herewith.

          9.5 NOTICES. Any notices required to be given by the parties pursuant to the Contract Documents shall be given as provided in
     Section 32 of the Lease; provided, however, any notices, requests or submission to Tenant shall simultaneously be given to Corporate Real Estate, 750 South Plaza Drive, Suite 201, Mendota Heights,
     Minnesota 55120, Attention: Bruce Maus.

          9.6 UNENFORCEABILITY OF CERTAIN CLAUSES. The unenforceability or invalidity of any provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be duly executed as of the date first above written.


                                       RYAN BELLE PLAINE, LLC


                                       By-------------------------------
                                         Its Chief Manager



                                       EXCELSIOR-HENDERSON
                                       MOTORCYCLE MANUFACTURING
                                       COMPANY


                                       By-------------------------------
                                       Its Chief Financial Officer
                                           -----------------------------

                                 ATTACHMENT 1

                  Preliminary Plans and Outline Specifications

Final Outline Specification for the Design and Construction of Ryan Companies (Owner) Excelsior-Henderson Motorcycle Manufacturing Company (Tenant) 170,000 Manufacturing/Office Building, Belle Plaine, Minnesota; Prepared by Ryan Companies US, Inc., dated April 8, 1997.

DRAWING NO.   DRAWING TITLE               PREPARED BY                  DATE
-----------   -------------               -----------                  ----

A1            Roof Plan/Site Plan         Pope Associates, Inc.        3/17/97
A2            First Floor Plan            Pope Associates, Inc.        3/17/97
A2E           Equipment Plan              Pope Associates, Inc.        3/5/97
A3            Partial First Floor Plan    Pope Associates, Inc.        3/17/97
A4            Second Floor Plan           Pope Associates, Inc.        3/17/97
A5            Enlarged Floor Plans        Pope Associates, Inc.        3/17/97
A6            Sections                    Pope Associates, Inc.        12/10/96
A6            Exterior Elevations         Pope Associates, Inc.        3/17/97
A8            Sections                    Pope Associates, Inc.        3/17/97
A9            Sections                    Pope Associates, Inc.        3/17/97
A10           Sections                    Pope Associates, Inc.        2/21/97
A11           Sections/Details            Pope Associates, Inc.        3/17/97
              Reflected Ceiling Plan      Pope Associates, Inc.        3/17/97
S1            Foundation Plan             McConkey & Associates, Inc.  3/4/97
S2            Roof Framing Plan           McConkey & Associates, Inc.  3/4/97
S3            Second Floor & Mezz.        McConkey & Associates, Inc.  3/4/97
               Framing Plan
S4            Sections                    McConkey & Associates, Inc.  3/4/97
S5            Sections                    McConkey & Associates, Inc.  3/4/97
S6            Structural Notes, Plans     McConkey & Associates, Inc.  3/4/97
               & Sections
M1            Mechanical First Floor      Dunham Associates            3/7/79
               Plan
M2            Mechanical Second Floor     Dunham Associates            3/7/97
               Plan
L1            Landscape Plan              British Landscapes, Ltd.     1/16/97
62640-001     Grading and Drainage        Schoell & Madson             3/13/97
62640-002     Utility                     Schoell & Madson             4/15/97
62640-003     Detail                      Schoell & Madson             2/28/97

                                ATTACHMENT 2

             GENERAL CONDITIONS FOR CONSTRUCTION OF IMPROVEMENTS


These General Conditions are attached to and a part of the Construction Agreement dated as of April 21, 1997 (together with these General Conditions, the "Agreement"), between Ryan Belle Plaine, LLC, a Minnesota limited liability company ("Landlord"), and Excelsior-Henderson Motorcycle Manufacturing Company, a Minnesota corporation ("Tenant").

    1. OWNERSHIP AND USE OF DOCUMENTS. All information, reports and other documents provided by Tenant to Landlord shall be owned by Tenant. Landlord shall treat all information relating to Tenant's business and all information supplied to Landlord by Tenant, or any agent for or contractor of Tenant, as confidential and proprietary information of Tenant, and shall not permit its release to other parties or make any public announcement or publicity releases except upon the express written instruction of Tenant; provided, however, that Landlord may, to the extent necessary to enable it to perform its services under the Agreement, disclose such information to (1) its accountants, attorneys, advisers, lenders, subcontractors, suppliers, architects, and engineers; (2) public officials in connection with obtaining city or other governmental approvals for the Improvements; and (3) any party to whom Landlord becomes legally compelled to make disclosure by order of a court of competent jurisdiction. The drawings, specifications and other documents prepared by Landlord for the Improvements are the property of Landlord. Tenant shall be permitted to retain copies, including reproductive copies and automated drafting disks, of the drawings, specifications, and other documents for information and reference. Further, Tenant shall be granted an irrevocable royalty free license to reproduce, distribute, and otherwise use the drawings, specifications, or other documents, or any part them of any information contained in them for additions to the project by others, or for the completion of the project by others if the agreement between Tenant and Landlord is terminated. Landlord agrees that it shall not re-use, sell, transfer, give, or assign copies of the drawings, specifications, and other documents (in their entirety or any substantial or distinctive portion thereof) to any other party nor itself re-use, reproduce, and market the drawings, specifications, and other documents (in their entirety or any substantial or distinctive portion thereof) nor permit or license any third party to re-use, reproduce, or market the drawings, specifications, and other documents (in their entirety or any substantial or distinctive portion thereof). The provisions of this paragraph shall survive the expiration or termination of the Agreement.

    2.  TENANT.

        2.1 TENANT'S RIGHT TO CARRY OUT THE WORK. If Landlord defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within ten (10) days upon receipt of written notice from Tenant to commence and continue correction of such default or neglect with diligence and promptness, Tenant, without prejudice to any other remedy it may have, may make good such deficiencies. In such case, there shall be deducted from the payments then or thereafter due to Landlord the cost of correcting such deficiencies. If the payments then or thereafter due Landlord are not sufficient to cover such amount, Landlord shall pay the difference to Tenant. This right of Tenant to carry out the Work shall not give rise to any duty on the part of Tenant to exercise this right for the benefit of Landlord or any other person or entity.

        2.1 TENANT'S RIGHT TO REJECT THE WORK. Tenant will have the right to reject Work which does not conform to the Contract Documents. Tenant will also have the right to require special inspection or testing of the Work in accordance with the Contract Documents, whether or not such Work is then fabricated, installed, or completed. Neither Tenant's right to act under this subparagraph nor any decision made by it either to exercise or not to exercise such right shall give rise to any duty or responsibility of Tenant to Landlord or to any other person or entity.

        2.3   TENANT'S REVIEW OF SUBMITTALS.

        2.3.1 Tenant will review Landlord's submittals such as Shop Drawings, Product Data and Samples. Landlord acknowledges that any such review by Tenant shall be only for the purpose of ensuring that Tenant has a record thereof and for general conformance with the design concept of the Work, and for compatibility with the Tenant's Equipment; Tenant shall not be responsible for errors, omissions or deficiencies in shop drawings or other submittals. Nothing in Tenant's approval of Shop Drawings, Product Data or Samples shall be construed as authorizing additional Work, which authorization may only be made by Change Order as provided herein. Neither Tenant's right to act under this Subparagraph nor any action taken or not taken by Tenant with respect to any submittal shall relieve Landlord from any responsibility with respect to the design of the Project, or impose any such responsibility on Tenant.

                  2.3.2 Tenant shall render decisions with respect to matters affecting the Project with reasonable promptness so as to cause no delay. When Tenant's decision with respect to any matter is required within a particular time, Landlord shall so advise Tenant, and Tenant shall inform Landlord of Tenant's decision within such time provided, however, (1) the decision requested of Tenant is properly a matter for Tenant's decision, (2) the decision is requested at an appropriate stage, given the sequencing of the design and construction process, (3) Landlord provides Tenant with a complete description of all relevant alternatives, appropriate back-up information, and an outline of Landlord's recommendations, and (4) the time allowed for Tenant's decision is reasonable, taking into consideration the character, complexity and magnitude of the decision, the stage of construction, the availability of relevant information, and the need for appropriate deliberations and consultations, both internally and with outside consultants. If Tenant fails to respond in a timely fashion, any resulting delay shall constitute "Tenant Delay" for purposes of the Contract Documents if (1) Landlord informs Tenant in writing that Tenant has failed to respond within the time required and that any further delay may cause a delay in the progress of the Work, and
(2) such delay, in fact, causes a delay in the progress of the Work.

        2.4 TENANT'S SITE REPRESENTATIVE (TSR). Tenant has appointed Bruce Maus of Corporate Real Estate as its Tenant Site Representative ("TSR") in connection with the Work. Tenant's instructions to Landlord will be issued
through the TSR.   Any shop drawings, product data, and samples for
Tenant-supplied equipment will be forwarded to Landlord by the TSR. The TSR shall, at all times, have access to the Work and Landlord shall provide facilities for such access. Landlord shall simultaneously forward to the TSR duplicate copies of all notices, correspondence, submissions (including, without limitation, all Final Plans, Applications for Payment, Shop Drawings, Product Data and Samples) and other deliveries made in connection with the Work. The TSR may schedule and conduct periodic Project meetings at the site, which Landlord shall attend as requested. The TSR will endeavor to facilitate communication and the transmission of information between Tenant and Landlord; however, the TSR shall have no authority whatsoever to amend, abridge, modify, or interpret the Agreement or Contract Documents in any way.
 No supervision or inspection by the TSR, nor the authority to act nor any other actions taken by the TSR, shall relieve Landlord of any of its obligations under the Contract Documents nor give rise to any duty on the part of Tenant.

    3.  LANDLORD.

        3.1 INDEPENDENT CONTRACTOR. Landlord acknowledges that it is an independent contractor and not an agent of Tenant.

        3.2 POSITION OF TRUST. Landlord acknowledges the position of trust it occupies, and that Tenant will rely upon Landlord for the proper performance of the Work.

        3.3 INDEPENDENT INVESTIGATION. Landlord acknowledges that, except as specifically provided in the Contract Documents, Tenant, by supplying maps, drawings, data or other technical information makes no representations as to the accuracy of such maps, drawings, data or technical information and that it is Landlord's responsibility to verify all conditions. Landlord represents that it has: (a) visited the Property, (b) taken such other steps as may be necessary to ascertain the nature and location of the Work and the general and local conditions which affect the Work or the cost thereof, and
(c) examined the site, the obstacles which may be encountered and all other conditions (including, without limitation, the availability of labor and any potential labor difficulties) having a bearing upon the performance of the Work, the superintendent of the Work, the time of completion and all other relevant matters. Landlord acknowledges that, except as specifically provided in the Contract Documents, Tenant has no responsibility for understandings or representations concerning conditions made by any of Tenant's agents, representatives or employees prior to the execution of the Contract Documents.
                                     -3-

    3.4 COORDINATION. Landlord acknowledges its responsibility to coordinate the Work with that of separate contractors to be selected for the installation of other work within the Project. Landlord expressly promises to use reasonable efforts to schedule and coordinate its Work with such separate contractors so as to assist them and permit the Project to be completed on schedule.

    3.5 DELAYS. Landlord agrees that no payment or compensation of any kind shall be made to it for any damages which may arise out of or be caused by any delay from any cause in the progress of the Work, whether such delay be avoidable or unavoidable, and Landlord waives any right to claim such damages. The foregoing does not affect Landlord's ability to make a claim for an increase in the Contract Time or the Contract Sum to the extent and in the manner expressly permitted elsewhere in the Contract Documents.

    3.6 SOLE RESPONSIBILITY. Landlord shall have the sole responsibility for designing, constructing, and completing the Work.

    3.7   SUPERVISION AND CONSTRUCTION PROCEDURES.

    3.7.1 Landlord shall construct the Work. Construction services shall be performed by qualified personnel of Landlord and by qualified Subcontractors, Sub-subcontractors and suppliers under the direction and control of Landlord, and for whom Landlord shall be responsible. Landlord shall supervise and direct the Work using its best skill and attention. It shall be solely responsible for all construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work under the Contract Documents.

     3.7.2 Landlord shall be responsible to Tenant for the acts and omissions of Landlord and Landlord's agents and employees. Landlord shall defend, indemnify and hold harmless Tenant, the TSR and Tenant's agents and employees from any claims, damages, losses, costs and expenses (including attorneys' fees) arising out of, caused by, or incurred in connection with such acts or omissions. Landlord further agrees to obtain, maintain, and pay for such general liability insurance coverage and endorsements as will insure the provisions of this subparagraph.

    3.7.3 Landlord shall be responsible for the acts and omissions of the Subcontractors and Sub-subcontractors, their agents and employees, anyone acting on behalf of any of them, and any other persons performing any of the Work directly or indirectly under a contract with Landlord including design professionals, and their consultants. Landlord shall defend, indemnify and hold harmless Tenant, the TSR and Tenant's agents and employees from any claims, damages, losses, costs and expenses (including attorneys' fees) arising out of, caused by, or incurred in connection with such acts or omissions. Landlord further agrees to obtain, maintain, and pay for such general liability insurance coverage and endorsements as will insure the provisions of this paragraph.

        3.7.4 Landlord shall at all times enforce strict discipline and good order among its employees and other persons performing the Work and shall not employ or permit the employment of unfit persons or persons not skilled in the task assigned to them.

        3.7.5 Landlord shall not be relieved from its obligations to perform the Work in accordance with the Contract Documents either by the activities or duties of the representatives of Tenant, or by inspections, tests or approvals required or performed by persons other than Landlord.

        3.8 LABOR AND MATERIALS. Unless otherwise provided in the Contract Documents, Landlord shall provide and promptly pay for all labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for the proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

        3.9 WARRANTY PROVISION. Landlord warrants to Tenant that all materials and equipment furnished under this Agreement will be of good quality and will be new unless otherwise specified, and that all Work will be of good quality, free from faults and defects and in conformance with the Contract Documents. All Work not conforming to these requirements, including substitutions not properly approved and authorized, shall be considered defective. Landlord's warranties shall not be affected by the specification of any product or procedure. Landlord's warranty shall not be restricted by the limitations of any manufacturer's warranty. Inability or refusal of a subcontractor, sub-subcontractor of any tier, or supplier responsible for any defective Work, to correct shall Work, shall not relieve Landlord from performing under the Warranty. If required by Tenant, Landlord shall furnish satisfactory evidence as to the kind of quality of materials and equipment incorporated in the Work. This warranty is in addition to and not in limitation of any other warranty or remedy required by law or under the Contract Documents. In addition, upon Substantial Completion Landlord shall assign to Tenant any and all manufacturer's, subcontractor's or supplier's warranties associated with any portion or element of the Work.

        3.10 TAXES. Landlord shall pay all sales, consumer, use and other similar taxes for the Work or portions thereof provided by Landlord, which taxes are legally enacted at the date hereof, whether or not yet effective.

        3.11 PERMITS. Unless otherwise provided in the Contract Documents, Landlord shall secure and pay for construction permits and for all other permits and governmental fees, licenses, approvals and inspections necessary for the proper execution and completion of the Work. Tenant shall secure and pay for all permits, licenses and approval necessary for the operation of its business at the Property.

        3.12  COMPLIANCE WITH LAWS.

        3.12.1 Landlord shall give all notices and comply with all laws, ordinances, rules, regulations and lawful orders of any public authority bearing on the performance of the Work, and in the event of an allegation that Landlord has failed to do so, Landlord shall pay any fines or penalties imposed upon Tenant, and shall reimburse Tenant for any expenses (including attorneys' fees) incurred by Tenant, as a result of such allegation.

        3.12.2 It is the responsibility of Landlord to make certain that the Contract Documents are in accordance with applicable laws, ordinances, building codes, rules and regulations.

        3.12.3 If Landlord performs any Work which is contrary to such laws, statutes, ordinances, building codes, rules and regulations, Landlord shall correct such Work at its expense and shall be responsible for all costs, delays and damages attributable thereto.

        3.13   SUPERINTENDENT.

        3.13.1 Landlord shall employ a competent superintendent and necessary assistants who shall be in attendance at the Project site during the progress of the Work. The superintendent shall represent Landlord and all communications given to the superintendent shall be binding upon Landlord. Upon written request in each case, Tenant shall confirm important communications in writing to Landlord's Project manager.

        3.14 PROGRESS SCHEDULE. Landlord, along with the assistance of Tenant, shall develop and maintain a construction progress schedule consistent with meeting the Substantial Completion deadline set forth in the Agreement. Landlord shall regularly update and distribute the schedule as required to inform all parties of the status of the Work.

        3.15 DOCUMENTS AND SAMPLES AT THE SITE. Landlord shall maintain in good order at the site for Tenant one copy of all drawings, specifications, Addenda, Change Orders and other Modifications, and approved Shop Drawings, Product Data, Samples and similar required submittals. These shall be available to Tenant and the TSR and shall be delivered to Tenant upon completion of the Work.

        3.16   SHOP DRAWINGS, PRODUCT DATA AND SAMPLES.

        3.16.1 "Shop Drawings" are drawings, diagrams, schedules and other data specially prepared for the Work by Landlord or any Subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.

        3.16.2 "Product Data" are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished to illustrate a material, product or system for some portion of the Work.

        3.16.3 "Samples" are physical examples which illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

        3.16.4 Landlord shall review, approve and submit with reasonable promptness and in such sequence as to cause no delay in the Work or in the work of Tenant or any separate contractor, all Shop Drawings, Product Data, Samples and similar submittals required by the Contract Documents. Tenant will review, approve or take other appropriate action with respect to such submittals. Upon the award of each Subcontract, Landlord will deliver to TSR and Tenant a schedule of approximate dates that Shop Drawings, Product Data and Samples will be delivered to Pope Associates, Inc. and TSR for their approval.

        3.16.5 No portion of the Work requiring submission of Shop Drawings, Product Data, Samples or similar submittals shall be commenced until the submittal has been approved by Tenant as provided in the Contract Documents. All such portions of the Work shall be in accordance with approved submittals.

        3.16.6 By approving and submitting Shop Drawings, Product Data, Samples and similar submittals, Landlord represents that it has determined and verified all materials, field measurements, and field construction criteria related thereto, or that it will do so, and that it has checked and coordinated the information contained in such submittals with the requirements of the Work and of the Contract Documents. Landlord shall obtain from Tenant Shop Drawings and Product Data of all Tenant-supplied equipment. Landlord shall review and return a copy thereof to Tenant with comments and approval. Approval by Landlord shall represent that field conditions have been or will be coordinated to receive Tenant-supplied equipment as so approved by Landlord.

        3.16.7 Landlord will submit three (3) copies of all Shop Drawings, Product Data and Samples to Tenant for approval. Landlord will stamp all Shop Drawings, Product Data and Supplies, with a form of stamp acceptable to Tenant, confirming that Landlord has made all of the determinations and verifications required by these General Conditions. Landlord shall not be relieved of responsibility for any deviation from the requirements of the Contract Documents by Landlord's approval of Shop Drawings, Product Data, Samples or similar submittals. Landlord shall specifically inform Tenant in writing of any deviation from the requirements of the Contract Documents at the time of submission. Landlord shall not be relieved from responsibility for errors or omissions in the Shop Drawings, Product Data, Samples or similar submittals by Tenant's receipt thereof.

        3.16.8 Landlord shall direct specific attention, in writing or noted on resubmitted Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by Tenant on previous submittals.

        3.16.9 Landlord shall furnish copies of approved Shop Drawings, Product Data, Samples and similar submittals to separate contractors and to Subcontractors as may be necessary to coordinate their work or upon their request.

        3.17 USE OF SITE. Landlord shall confine operations at the site to areas permitted by law, ordinances, permits and the Contract Documents and shall not unreasonably encumber the site with any materials or equipment.

        3.18  CUTTING AND PATCHING OF WORK.

        3.18.1 Landlord shall be responsible for all cutting, fitting or patching that may be required to complete the Work or to make its several parts fit together properly, except as otherwise specifically provided in the Contract Documents.

        3.18.2 Landlord shall not damage or endanger any portion of the Work or the work of Tenant or any separate contractors by excavation or by cutting, patching or otherwise altering any work. Landlord shall not cut or otherwise alter the work of Tenant or any separate contractor except with the written consent of Tenant and of such separate contractor. Landlord shall not unreasonably withhold from Tenant or any separate contractor its consent to cutting or otherwise altering the Work.

        3.18.3 Cutting shall be accurately located and neatly done. Unnecessary cutting shall be avoided. Patching shall be done by skilled mechanics experienced in the particular type of work involved. Patching work shall conform to the standards of the specifications where applicable, and where not specified, such work shall conform to the highest standards of the trade. Finished patching work shall be acceptable to the contractor whose work has been patched.

        3.18.4 Landlord shall leave all holes, chases and other openings in its construction required by other contractors for the installation of their work, provided such openings are accurately located by the party requiring them before the execution of the construction. Landlord shall afford other contractors a reasonable opportunity to locate such openings.

        3.19   CLEANING UP.

        3.19.1 Landlord at all times shall keep the Property free from accumulation of waste materials or rubbish caused by its operations. At the completion of the Work it shall remove all of its waste materials and rubbish from and about the Property as well as all of its tools, construction equipment, machinery and surplus materials.

        3.19.2 Immediately prior to the Work being submitted to Tenant as Substantially Complete, Landlord shall remove all waste materials, rubbish, Landlord's tools, construction equipment, machinery and surplus materials from the area to be inspected. Landlord shall also remove all protective coatings, temporary work, barriers and other protective devices.

        (1) Finished spaces which are to be inspected shall be cleaned as necessary to remove all stains, dirt and dust. Glass shall be cleaned on both faces, and carpet shall be vacuumed.

        (2) Unfinished spaces such as mechanical and electrical equipment rooms which are to be inspected shall be "broom clean".

        (3) Mechanical work such as unit heaters, finned tube radiation and its covers, grilles and registers in finished spaces shall be cleaned as necessary to remove all stains, dirt and dust, in unfinished spaces, mechanical work such as equipment, ducts, and pipes shall be "broom clean".

        (4) Electrical work such as light fixtures in finished spaces shall be cleaned as necessary to remove all stains, dirt and dust. In unfinished spaces, electrical work shall be "broom clean". Landlord shall replace burned out lamps.

        3.19.3 Prior to Substantial Completion, or prior to Tenant's partial or complete occupancy, Landlord shall do the following: (1) Clean all spaces of the Work so that they are ready for Tenant's occupancy without additional cleaning; (2) Remove from the site all temporary buildings or facilities; (3) Replace filters in air handling equipment according to the specifications; and (4) Replace burned out lamps. This obligation is in addition to and not by way of limitation of Landlord's obligation to provide the Work complete and ready to use in all respects by the time limits set forth in this Agreement.

        3.19.4 If Landlord fails to clean up at the completion of the Work, and Landlord does not correct such failure within three days after receipt of written notice from Tenant, Tenant may do so and the cost thereof shall be charged to Landlord and may be deducted from any amounts then or thereafter due to Landlord.

        3.20 COMMUNICATIONS. Except as otherwise directed by Tenant, Landlord shall direct all communications, correspondence and submittals to Tenant through the TSR. If the Contract Documents require written notice, it shall be given in accordance with the Agreement.

        3.21 ROYALTIES AND PATENTS. Landlord shall pay all royalties and license fees incurred in connection with the Work. It shall defend all suits or claims for infringement of any patent, trademark, trade secret, copyright or other intellectual property rights, and shall save Tenant harmless from loss on account thereof, except that Tenant shall be responsible for all such loss when a particular design or process or the product of a particular manufacturer or manufacturers is specified by Tenant, but if Landlord has reason to believe that the design, process or product specified is an infringement of a patent, it shall be responsible for such loss unless it promptly gives such information to Tenant.

        3.22  INDEMNIFICATION.

        3.22.1 Landlord agrees to assume entire responsibility and liability to the fullest extent permitted by law, for all damages or injury (including death) to all persons, whether employees or otherwise, and to all property (including the Work and loss of use), arising out of (in whole or in part), resulting from, or in any manner connected with the execution of the Work provided for in this Agreement, except as may result solely from the negligence or intentional acts of Tenant or TSR or any agent or separate contractor of Tenant. Landlord, to the fullest extent permitted by law, agrees to indemnify and save harmless Tenant and TSR, their officers, directors, and employees from and against any and all claims, losses, expenses, penalties, costs and other liabilities arising out of or resulting from or in any manner connected with the Work or this Agreement, except those which are attributable solely to the negligence or intentional acts of Tenant or TSR or any agent or separate contractor of Tenant and all losses, costs, penalties, damages (including punitive damages) or expense, including legal fees and disbursements, related to such claims or to the enforcement of the provisions of this paragraph. Landlord further agrees to obtain, maintain, and pay for such general liability insurance coverage and endorsements as will insure the provisions of this paragraph. The foregoing indemnity obligation shall not be construed to negate, abridge or otherwise reduce any other right or obligation of indemnity which would otherwise exist as to any party or person described in this Subparagraph 3.23.1. The obligations of Landlord under this paragraph shall survive the expiration or termination of the Agreement and shall extend to claims, losses, damages and expenses asserted or arising after completion of the Work as well as during the Work's progress.

        3.22.2 In any and all claims against any of the Indemnified Parties by an employee of Landlord, a Subcontractor or Sub-subcontractor, anyone directly or indirectly employed by any of them or anyone acting on behalf of any of them, the indemnification obligation under this paragraph shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Landlord or any Subcontractor or Sub-subcontractor or other party under workers' compensation acts, disability benefit acts or other employee benefit acts.

        3.22.3 Without limiting any other indemnification obligations, to the extent permitted by law, Landlord shall indemnify and save harmless Tenant and the Project from any liens or security interests filed or threatened by Landlord or any subcontractors, sub-subcontractors of any tier, or suppliers and from any related costs, liabilities, judgments, executions, attorneys' fees and disbursements, except that Landlord need not defend or indemnify Tenant for mechanics' lien claims caused by Tenant's wrongful failure to make payment in accordance with the Contract Documents for the Work to which such mechanics' lien claims relate.

        3.23 ACCESS TO THE WORK. Landlord shall allow Tenant, the TSR and Tenant's representatives, agents and consultants free access to the site and to the Work wherever located at all times. Landlord shall provide facilities for such access.

        3.24  MANUALS AND INSTRUCTIONS.

        3.24.1 Landlord shall be responsible for collecting, identifying and collating the following materials from Subcontractors, and shall deliver two copies to Tenant at the time of Final Completion:

        (1) Complete equipment diagrams, operating instructions, maintenance manuals, parts lists, wiring diagrams, pneumatic and/or electrical control diagrams, test and balance reports, inspection reports, guarantees and warranties, as applicable, for each piece of fixed equipment furnished under the Agreement, together with specific information regarding manufacturer's name and address, nearest distributor, service representative's name, address, office and home phone number, make and model numbers, operating designs and characteristics, and the like. These materials shall be supplied in a ring binder, hard-cover book, properly indexed for ready reference.

        (2) Name and address of all Subcontractors and Sub-subcontractors (including equipment and material suppliers), together with their respective areas of work, materials or equipment furnished.

        (3) Complete list of all materials and equipment utilized, together with the respective location in the Work.

        (4)  Complete operating instructions for each equipment system.

        (5) Complete parts lists, together with recommended spare parts for each type and model of equipment installed.

        3.25 AS-BUILT DRAWINGS. At the time of Final Completion, Landlord shall deliver two (2) copies of as-built drawings and one set of sepia to Tenant.

    4.  SUBCONTRACTORS.

        4.1  DEFINITION.

        4.1.1 A Subcontractor is a person or entity who has a direct contract with Landlord to perform any of the Work at the site. The term Subcontractor is referred to throughout the Contract Documents as if singular in number and masculine in gender and means a Subcontractor or its authorized representative. The term Subcontractor does not include any separate contractor or its subcontractors.

        4.1.2 A Sub-subcontractor is a person or entity who has a direct or indirect contract with a Subcontractor to perform any of the Work at the site. The term Sub-subcontractor is referred to throughout the Contract Documents as if singular in number and masculine in gender and means a Sub-subcontractor or an authorized representative thereof.

        4.2 AWARD OF SUBCONTRACTS FOR CHANGED WORK. With respect to any Changed Work, Landlord shall submit to Tenant copies of all bids and other proposals from potential Subcontractors, and shall advise Tenant which Subcontractors it proposes to use. Landlord shall submit to Tenant copies of all bids and other proposals. Landlord shall also submit a bid for each portion of the Work which Landlord proposes to perform with its own forces. If reasonably requested by Tenant, Landlord shall obtain at least three (3) bids for each such Work. Tenant may designate entities from whom Landlord shall solicit bid, and Tenant may require that additional bids be obtained if it determines the initial bids to be unsatisfactory. Landlord shall in all cases submit a recommendation for award, supported by a comparative bid analysis for all bids taken, and Landlord's original estimate for the Work being priced to Tenant. Tenant will determine with the advice of Landlord which bids will be accepted.

        4.3  SUBCONTRACTUAL RELATIONS.

        4.3.1 By an appropriate written agreement, Landlord shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to Landlord by the terms of the Contract Documents, and to assume toward Landlord all obligations and responsibilities which Landlord, by these documents, assumes toward Tenant. Said agreement shall preserve and protect the rights of Tenant under the Contract Documents with respect to the Work to be performed by the Subcontractor so that the subcontracting thereof will not prejudice such rights. Landlord shall require each Subcontractor to enter into similar agreements with its Sub-subcontractors. Landlord shall make available to each proposed Subcontractor, prior to the execution of the subcontract agreement, copies of the
                                     -12-

Contract Documents to which the Subcontractor will be bound by this subparagraph and shall identify to the Subcontractor any terms and conditions of the proposed subcontract which may be at variance with the Contract Documents. Landlord shall require each Subcontractor similarly to make copies of such documents available to its Sub-subcontractors.

        4.3.2 Landlord shall not award a subcontract for any Changed Work on the basis of the cost of the work plus a fee without Tenant's prior consent. In addition, Landlord shall not award a subcontract for any Changed Work which provides that the allowance for overhead and profit payable to the Subcontractor with respect to changes in the Work is greater than the following: 1) with respect to those portions of such Work performed by such Subcontractor, the allowance shall not exceed ten (10%) percent of the cost of such portions of the Work, 2) with respect to those portions of such Work performed by any lower tier Sub-subcontractor, the allowance shall not exceed five (5%) percent of the amount paid to such lower tier Sub-subcontractor as a result of such change.

        4.3.3 Each subcontract agreement for a portion of the Work is assigned by Landlord to Tenant, provided that such assignment is effective only after the termination of the Agreement by Tenant for cause and provided that such assignment is effective only as to those subcontracts which Tenant specifically accepts by notifying the Subcontractor in writing. Landlord agrees to execute such additional documents as Tenant may request to confirm such assignments. Landlord shall insure that each subcontract agreement recognizes the rights of Tenant pursuant to the foregoing contingent assignment. Landlord shall provide Tenant with a copy of each subcontract agreement upon request.

    5.  WORK BY TENANT OR BY SEPARATE CONTRACTORS.

        5.1  TENANT'S RIGHT TO PERFORM WORK AND TO AWARD SEPARATE CONTRACTS.

        5.1.1 Tenant shall have the right to perform work related to the Project, including, without limitation, with respect to the Tenant's Equipment, with its own forces and to award separate contracts in connection with other portions of the Project or other work on the site. Tenant shall not award contracts to any contractor who is not signatory to a collective bargaining agreement with a local AFL-CIO Building Traders Union without the prior written approval of Landlord.

        5.1.2 Tenant will provide for the coordination of the work of its own forces and of each separate contractor with the Work of Landlord, who shall cooperate therewith as provided in the Contract Documents. If Tenant's own forces or any separate contractor fail to so coordinate with the Work of Landlord, any resulting delay shall constitute "Tenant Delay" for purposes of the General Conditions if (i) Landlord informs Tenant in writing that Tenant's forces or separate contractor has failed to coordinate with the Work of Landlord, and that continued failure to coordinate may cause a delay in the progress of the Work, and (ii) to the extent that such failure to coordinate in fact causes a delay in the progress of the Work. If

Tenant's election to use its own forces or separate contractors shall give rise to a labor dispute, any resulting delay shall also constitute "Tenant Delay" for purposes of the General Conditions if (i) Landlord informs Tenant in writing that Tenant's use of its own forces or separate contractors has given rise to a labor dispute that may cause a delay in the progress of the Work, and (ii) to the extent that the labor dispute in fact causes a delay in the progress of the Work.

        5.2  MUTUAL RESPONSIBILITY.

        5.2.1 Landlord shall afford Tenant and separate contractors reasonable opportunity for the introduction and storage of their materials and equipment and the execution of their work, and shall connect and coordinate its Work with theirs as required by the Contract Documents.

        5.2.2 If any part of Landlord's work depends for proper execution or results upon the work of Tenant or any separate contractor, Landlord shall, prior to proceeding with the Work, promptly report to Tenant any apparent discrepancies or defects in such other work that render it unsuitable for such proper execution and results. Failure of Landlord so to report shall constitute an acceptance of Tenant's or separate contractor's work as fit and proper to receive its Work, except as to defects which were not reasonably discoverable but which may subsequently become apparent in such work by others.

        5.2.3 Any costs caused by defective or ill-timed work shall be borne by the party responsible therefor.

        5.2.4 Should Landlord cause damage to the work or property of Tenant, or to other work on the site, Landlord shall promptly remedy such damage.

        5.2.5 Should Landlord cause damage to the work or property of any separate contractor, Landlord shall promptly attempt to settle with such separate contractor or otherwise to resolve the dispute. If such separate contractor sues or initiates an arbitration proceeding against Tenant on account of any damage alleged to have been caused by Landlord, Tenant shall notify Landlord who shall defend such proceedings at Landlord's expense, and if any judgment or award against Tenant arises therefrom, Landlord shall pay or satisfy it and shall reimburse Tenant for all attorney's fees and court or arbitration costs which Tenant has incurred.

        5.2.6 Should any separate contractor of Tenant cause damage to the work or property of Landlord or any of its Subcontractors, Tenant will use reasonable efforts to cause such separate contractor to promptly attempt to settle with Landlord or otherwise to resolve the dispute.

        5.3 TENANT'S RIGHT TO CLEAN UP. If a dispute arises between Landlord and separate contractors as to their responsibility for cleaning up, Tenant may clean up and charge the cost thereof to the parties responsible therefor as Tenant shall determine to be just.

    6.  MISCELLANEOUS PROVISIONS.

        6.1 SUCCESSORS AND ASSIGNS. Tenant and Landlord each binds itself, its partners, successors, assigns and legal representatives to the other party hereto and to the partners, successors, assigns and legal representatives of such other party in respect to all covenants, agreements and obligations contained in the Contract Documents. Landlord shall not assign the Contract nor shall Landlord assign any moneys due or to become due to it under the Contract without the previous written consent of Tenant. Tenant may assign, transfer, convey, pledge, or otherwise dispose of its interest, or any part thereof, under the Contract Documents only in connection with a permitted assignment of the Lease. From and after the effective date of such assignment, Landlord shall recognize such assignee as being in the stead and place of Tenant, but all of the obligations of Landlord to Tenant hereunder shall be performed for, and shall run in favor of, both such assignee and also the original Tenant, and the original Tenant hereunder shall retain the right to enforce all of its rights and remedies and all of Landlord's obligations, including without limitation, all warranties.

        6.2  RIGHTS AND REMEDIES.

        6.2.1 The duties and obligations imposed by the Contract Documents and the rights and remedies available thereunder are cumulative and are in addition to, and not a limitation on, any duties, obligations, rights and remedies otherwise imposed or available by law.

        6.2.2 No action or failure to act by Tenant or Landlord shall constitute a waiver of any right or duty afforded either of them under the Contract, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach thereunder, except as may be specifically provided in the Contract Documents or agreed in writing.

        6.2.3 Subparagraphs 6.2.1 and 6.2.2 shall not permit Landlord to assert a claim which has not been timely made or has otherwise been waived under the terms of the Contract Documents.

        6.2.4 Should any litigation or proceeding be commenced between the parties hereto or their representatives concerning the Contract Documents, or the rights or duties of any person or entity in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its or their attorneys' fees and court costs in such litigation or proceeding which shall be determined by the court in such litigation or proceeding or in a separate action brought for that purpose. In connection with Landlord's obligation to provide a legal defense to Tenant or other Indemnified Parties pursuant to any provision of this Agreement, Tenant shall have the right to select counsel to provide such defense.

        6.3 CONTINUATION OF WORK. Landlord shall carry on the Work and adhere to the Construction Schedule during all disputes and disagreements with Tenant. No Work shall be delayed or postponed pending resolution of any disputes or disagreements. Pending the resolution of any such dispute or disagreement, Tenant shall (subject to the General Conditions) pay or authorize payment to Landlord any amounts owed to Landlord that are not in dispute.

        6.4  USE OR OCCUPANCY PRIOR TO SUBSTANTIAL COMPLETION.

        6.4.1 Tenant shall have the right to install its furnishings and Tenant's Equipment within the Work prior to Substantial Completion, provided such installation does not materially interfere with the progress of the Work. Such installation shall not constitute occupancy or use by Tenant. Tenant shall have the responsibility to protect such furnishings and equipment.

        6.4.2 Tenant shall procure and maintain all-risk property insurance with respect to the Tenant's Equipment, and Landlord shall have no liability for any loss or damage thereto which is coverable by such insurance, irrespective of whether its negligence may have contributed to such loss or damage.

    7.  TIME.

        7.1 DEFINITIONS. The time allotted for the completion of the Work, or designated portions thereof, as provided in the Construction Schedule is the Contract Time. The Construction Schedule is set forth in the Agreement and may be adjusted only in accordance with the Contract Documents.

        7.2 PROGRESS AND COMPLETION. All time limits stated in the Contract Documents are of the essence of the Contract. Landlord shall employ sufficient forces and take all other steps necessary to achieve each of the dates set forth in the Construction Schedule. In the event any delays are experienced in the performance of the Work, Landlord shall accelerate its performance, employ overtime, cause the Subcontractors to employ overtime, and take such other steps as are necessary to meet the Construction Schedule.

        7.3  DELAYS AND EXTENSIONS OF TIME.

        7.3.1 An "Excusable Delay" is a delay in the progress of the Work caused by (i) unusual delay in transportation, (ii) adverse weather conditions not reasonably foreseeable, (iii) damage to the Work by fire or other casualty,
(iv) labor disputes, (v) governmental action or non-action, (vi) some other event or circumstance so unique, unusual and unexpected that no reputable and responsible Landlord in the position of Landlord on this Project could be expected to have anticipated it, or (vii) by an Tenant
Delay. A "Tenant Delay" is a delay in the progress of the Work caused by (1) Tenant's failure to approve or disapprove any timely manner drawings or other submittals properly submitted by Landlord pursuant to this Agreement, (2) Tenant's failure to render a decision in a timely manner with respect to any matter properly submitted by Landlord pursuant to the General Conditions, (3) Tenant's own forces or separate contractors, to the extent provided in the General Conditions, or (4) Change Orders issued in accordance with the Agreement which specifically provides for a time extension.

        7.3.2 Any claim of an Excusable Delay shall be made by written notice to Tenant not more than twenty (20) days after the commencement of the delay; otherwise it shall be waived. In the case of a continuing delay only one claim is necessary. Landlord shall provide an estimate of the probable effect of such delay on the progress and cost of the Work.

        7.3.3 In the event of an Excusable Delay, the Contract Time shall be extended by Change Order for such reasonable time as is attributable thereto, provided Landlord makes timely request as provided herein. Delays affecting events not on the critical path will not be cause for a time extension. In lieu of granting an extension of time, Tenant may issue a Change Order or a Directive directing Landlord to accelerate its performance to meet the Construction Schedule, in which case the Contract Sum shall be adjusted as provided in the Contract Documents for a change in the Work to reflect the actual increase, if any, in the cost of performance as a result of such acceleration, except that there shall be no additional fee or allowance for overhead and profit payable to Landlord for such change. Tenant shall have the right to determine in its discretion whether to handle an Excusable Delay by extending the Contract Time or by directing Landlord to accelerate its performance, or by a combination of both.

        7.4  DAMAGES FOR DELAY.

        7.4.1 Landlord shall be responsible for damages and expenses incurred by Tenant and any separate contractors for delay resulting from Landlord's failure to complete the Work within the Contract Time or resulting from the progress of the Work failing to conform to the Construction Schedule.

        7.4.2 In case of Tenant Delay (i) Tenant shall reimburse Landlord actual out of pocket costs and expenses incurred by Landlord that are in the nature of general conditions and overhead costs described in the Agreement, including additional interest expense in the Initial Mortgage, but only to the extent that Landlord would not have incurred such costs and expenses but for such Tenant Delay, and (ii) the Contract Sum shall be increased to reflect any increase in labor rates under applicable union agreements, but only to the extent that such Tenant Delay is the only factor preventing completion of the Work before the effective date of the labor rate increase under such union agreements. In no event, however, will Tenant be responsible to Landlord for consequential damages.

    8.  PAYMENTS AND COMPLETION.

        8.1 CONTRACT SUM. The Contract Sum is stated in the Agreement and, together with authorized adjustments thereto, is the total amount payable to Landlord for the performance of the Work under the Contract Documents. The Contract Sum will be paid in periodic progress payments following the procedures set forth in the Contract Documents.

        8.2  APPLICATIONS FOR PAYMENT.

        8.2.1 Unless otherwise provided in the Contract Documents, payments shall be made on account of materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. If approved in advance by Tenant, payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by Landlord with procedures satisfactory to Tenant to establish Tenant's title to such materials and equipment or otherwise protect Tenant's interest, and shall include applicable insurance, storage and transportation to the site for such materials and equipment stored off the site.

        8.2.2 The Application for Payment shall constitute a representation by Landlord to Tenant that the Work has progressed to the point indicated, that the quality of the Work covered by the Application is in accordance with the Contract Documents, and that Landlord is entitled to payment in the amount requested.

        8.2.3 Landlord warrants that it will pay all subcontractors and suppliers due payment as a result of work performed on the Project and will take such steps as are necessary to remove all liens and encumbrances placed on the Property by Landlord's subcontractors and/or suppliers.

        8.3  PROGRESS PAYMENTS.

        8.3.1 Promptly upon receipt of payments, Landlord shall pay each Subcontractor out of the amount paid to Landlord on account of such Subcontractor's work the amount to which said Subcontractor is entitled, reflecting the percentage actually retained, if any, from payments to Landlord on account of such Subcontractor's work. Landlord shall, by an appropriate agreement with each Subcontractor, require each Subcontractor to make payments to Sub-subcontractors in similar manner.

        8.3.1 Tenant shall have no obligation to pay or to see to the payment of any moneys to any Subcontractor.

        8.4  PAYMENTS WITHHELD.

        8.4.1 Tenant may decline to approve Landlord's Application for Payment in whole or in part to the extent reasonably necessary to protect Tenant if, in Tenant's reasonable opinion, the Work has not progressed to the point indicated on the Application for Payment or the quality of the Work is not in accordance with the Contract Documents.

        8.4.2 In the event any liens are filed by any Subcontractor, Sub-subcontractor or material supplier, Tenant may withhold from amounts otherwise due Landlord an amount equal to one hundred fifty percent (150%) of the amount of such liens (or accept other security from Landlord in lieu of such withholding, acceptable to Tenant, including an escrow with the title insurer) until such liens are resolved or insured over. Landlord shall release and remove from record or otherwise discharge of record or cause to be insured against any lien, charge, encumbrance or other claim or security interest within twenty (20) days of request from Tenant. The foregoing is in addition to Tenant's rights under Subparagraph 8.4.1 and any other provisions of the Contract Documents.

        8.4.3 When the above reasons for withholding payment are removed, payment shall be made for amounts withheld because of them.

        8.5  SUBSTANTIAL COMPLETION AND FINAL COMPLETION.

        8.5.1 Upon Substantial Completion of the Work, Landlord shall notify Tenant in writing and shall submit to Tenant a comprehensive punch list of items remaining to be corrected or completed. Tenant shall have the right to supplement said punch list. Landlord shall correct or complete all items on the punch list prior to the date established for Final Completion in the Construction Schedule. The failure to include an item on such punch list (or the failure of Tenant to supplement such punch list) does not relieve Landlord from the responsibility to complete all Work in accordance with the Contract Documents. Tenant may conduct such inspections of the Work as Tenant deems appropriate. If it is determined that any items (whether or not on the punch list) are not in accordance with the Contract Documents, Landlord shall complete or correct such items prior to the date established for Final Completion in the Construction Schedule. Neither the failure of Tenant to conduct inspections nor the failure of Tenant to notify Landlord of items not in accordance with the Contract Documents shall relieve Landlord from the responsibility to complete all Work in accordance with the Contract Documents.

        8.5.2 Pursuant to the Agreement, Tenant may withhold until Final Completion authorization of payment to Landlord of an amount equal to one hundred fifty percent (150%) of the cost (as reasonably estimated by Tenant) of completing all punch list items.

        8.5.3 "Substantial Completion" means completion of the Work to the extent that a certificate of occupancy has been issued for the Improvements and that Tenant can install the Tenant's Equipment in the Improvements and use the facility for its intended purpose to the same extent as if the Work were fully complete, subject only to completion or correction of minor punch list items. "Final Completion" means full and final completion of the Work in strict accordance with the Contract Documents, including, without limitation, correction and completion of all punch list items.

        8.6  FINAL PAYMENT.

        8.6.1 After Tenant has accepted Final Completion, and after Landlord has achieved Final Completion and delivered all manuals and instructions, insurance certificates, bonds and other documents required by the Contract Documents, and a final certificate of occupancy for the Project issued by the City of Belle Plain, Landlord may submit a supplemental Application for Payment, following the procedure set forth in the Agreement.

        8.6.2 The final payment shall not be earned by Landlord or owed by Tenant until Landlord submits to Tenant: (1) an affidavit that all payrolls, bills for materials and equipment and other indebtedness connected with the Work for which Tenant or its property may in any way be responsible have been paid or otherwise satisfied; (2) other data establishing payment or satisfaction of all such obligations in excess of $1,000, such as receipts, releases and waivers of liens arising out of the Contract, to the extent and in such form as may be designated or required by Tenant; (3) consent of surety, if any, to final payment; and (4) the manuals and instructions, certificates of insurance and all other documents required to be submitted by Landlord under the Contract Documents.

        8.6.3 If any Subcontractor refuses to furnish a release or waiver required by Tenant, Landlord may furnish a bond satisfactory to Tenant to indemnify it against any such lien. If any such lien remains unsatisfied after all payments are made, Landlord shall refund to Tenant all moneys that the latter may be compelled to pay in discharging such lien, including all costs and reasonable attorneys' fees.

        8.6.4 The acceptance of final payment shall constitute a waiver of all claims by Landlord except those previously made in writing and identified by Landlord as unsettled at the time of the final Application for Payment.

        8.7 NO WAIVER BY TENANT. Landlord's obligation to perform and complete the Work in accordance with the Contract Documents shall be absolute. Neither the approval of any Application for Payment, the making of any payment, the giving of any approval, the use or occupancy of the Work or any part thereof, the acceptance of Final Completion, the making of final payment, or any other action on the part of Tenant shall constitute a waiver of claims by Tenant or an acceptance of any Work which is not in accordance with the Contract Documents.

    9.  PROTECTION OF PERSONS AND PROPERTY.

        9.1   SAFETY PRECAUTIONS AND PROGRAMS.

        9.1.1 Landlord shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Work, including compliance with the requirements of OSHA.

        9.1.2 Landlord shall establish a written safety program for the Project ("Landlord's Written Safety Program") that will, at a minimum, require that all persons working on the Project comply with all federal, state and local safety rules, ordinances, laws and regulations. Landlord shall use reasonable efforts to cause all of its employees, agents and subcontractors performing Work on the Project to comply with Landlord's Written Safety Program. Tenant shall in its agreements with any separate contractors (i) obligate such separate contractors (including their employees, agents and subcontractors) to comply with Landlord's Written Safety Program, and (ii) provide that such separate contractors shall be directly answerable and liable to Landlord for any and all loss, cost, damage, and expense suffered by Landlord as a result of such separate contractor's failure to abide by Landlord's Written Safety Program.

        9.2  SAFETY OF PERSONS AND PROPERTY.

        9.2.1 Landlord shall take all reasonable precautions for the safety of, and shall provide all reasonable protection to prevent damage, injury or loss to:

        (1) all employees on the Work and all other persons who may be affected thereby;

        (2) all the Work and all materials and equipment to be incorporated therein, whether in storage on or off the site, under the care, custody or control of Landlord or any Subcontractor or Sub-subcontractor; and

        (3) other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction.

        9.2.2 Landlord shall give all notices and comply with all applicable laws, ordinances, rules, regulations and lawful orders of any public authority bearing on the safety of persons or property or their protection from damage, injury or loss.

        9.2.3 Landlord shall erect and maintain, as required by existing conditions and by performance of the Agreement, all reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying tenants and users of adjacent utilities.

        9.2.4 When the use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for the execution of the Work, Landlord shall exercise the utmost care and shall carry on such activities under the supervision of properly qualified personnel.

        9.2.5 Landlord shall promptly remedy all damage or loss to any property referred to in Subparagraphs 9.2.1.2 and 9.2.1.3 caused in whole or in part by Landlord or any Subcontractor or Sub-subcontractor, or anyone directly or indirectly employed by any of them, or anyone acting on behalf of any of them. The foregoing obligations of Landlord are in addition to its obligations under the Contract Documents.

        9.2.6 Landlord shall designate a responsible member of its organization at the site whose duty shall be the prevention of accidents. This person shall be Landlord's superintendent unless otherwise designated by Landlord in writing to Tenant.

        9.2.7 Landlord shall not load or permit any part of the Work to be loaded so as to endanger its safety.

        9.3 EMERGENCIES. In any emergency affecting the safety of persons or property, Landlord shall act, at its discretion, to prevent threatened damage, injury or loss. Any additional compensation or extension of time claimed by Landlord on account of emergency work shall be determined as provided in Article 11 for changes in the Work and in Article 7 for Excusable Delays.

        9.4 HAZARD COMMUNICATION PROGRAMS. Landlord shall be responsible for coordinating any exchange of material safety data sheets or other hazard communication information required to be made available to or exchanged between or among employers at the site in accordance with the requirements of OSHA and other applicable laws and regulations.

    10.    INSURANCE.

           10.1  LANDLORD'S LIABILITY INSURANCE.

           10.1.1 Landlord shall maintain, in a company or companies satisfactory to Tenant and licensed to do business in the state in which the Property is located, worker's compensation insurance, employer's liability insurance, and general and automobile liability insurance. Such insurance shall be sufficient to protect Landlord and Tenant from claims which arise out of, result from, or are in any manner connected with the execution of the Work or the operations under the Agreement by Landlord and all Subcontractors and Sub-subcontractors, except claims which arise solely out of the acts or negligence of Tenant or its separate contractors or their agents or employees. All of the insurance required to be obtained by Landlord pursuant to the Contract Documents shall be with companies rated no less than X as to financial rating and no less than A as to policyholder's rating in the current edition of Best's Insurance Guide. Such insurance shall include the minimum coverages and limits of liability set forth in Subparagraph 10.1.2 below, and such additional coverages and higher limits as may be specified elsewhere in the Contract Documents.

        10.1.2 The insurance carried by Landlord shall include the following minimum coverages and limits of liability:

        10.1.3  Worker's compensation and employer's liability insurance:

        (a) Worker's compensation insurance as required by any applicable law or regulation.

        (b) Employer's liability insurance in the amount of $1,000,000 each accident for bodily injury, $1,000,000 policy limit for bodily injury by disease and $1,000,000 each employee for bodily injury by disease.

        10.1.4 General liability insurance: Commercial General Liability insurance covering all operations by or on behalf of Landlord, which shall include the following minimum limits of liability and coverages:

        (a)  Required coverages:

             (1)  Premises and Operations,
             (2)  Products and Completed Operations,
             (3) Contractual Liability, insuring the indemnity obligations assumed by Landlord under the Contract Documents,
             (4)  Broad Form Property Damage (including Completed Operations),
             (5)  Explosion, Collapse and Underground Hazards, and
             (6)  Personal Injury Liability.

        (b)  Minimum limits of liability:

             (1) $1,000,000 each occurrence (for bodily injury and property damage),
             (2)  $1,000,000 for Personal Injury Liability,

             (3) $2,000,000 aggregate for Products and Completed Operations (which shall be maintained for a three (3) year period following final completion of the Work),
             (4) $2,000,000 general aggregate applying separately to this Project

        10.1.5 Automobile Liability Insurance: Automobile liability insurance (bodily injury and property damage liability) including coverage for owned, hired, and nonowned automobiles. The limits of liability shall not be less than $1,000,000 combined single limit each accident for bodily injury and property damage combined. Landlord shall also require each of its Subcontractors to include in their liability insurance policies coverage for Automobile Contractual Liability.

        10.1.6 Umbrella/Excess Liability Insurance: Landlord shall also carry umbrella/excess liability insurance in the amount of $5,000,000. If there is no per project aggregate under the Commercial General Liability policy, the limit shall be $5,000,000.

        10.1.7 Landlord's liability insurance shall be written on an occurrence basis. Landlord's insurance shall include an endorsement whereby Tenant and its TSR are named as additional insureds as respects all operations performed by or on behalf of Landlord in connection with the Work. Landlord's insurance shall also include an endorsement providing that there shall be severability of interests with respect to the additional insureds. All of the coverage afforded to Tenant through Landlord's insurance shall be primary and not contributory to any coverage available to Tenant under any other insurance held by Tenant. Prior to commencing the Work, Landlord shall submit to Tenant a certificate of insurance evidencing that the required insurance is in full force and effect. This certificate shall contain certification by the insurance companies that such insurance may not be canceled, non-renewed, materially changed or subject to a reduction in limits without 30 days prior written notification to Tenant. Upon request of Tenant, Landlord shall submit copies of the insurance policies to Tenant.

        10.1.8 It is the obligation of Landlord to provide insurance which complies with the requirements of the Contract Documents. Landlord's agreement to provide insurance is a material part of Landlord's obligations under the Contract Documents. The parties intend that Landlord shall provide the required insurance and that such insurance shall protect the interests of Landlord and Tenant notwithstanding any assertion or determination that any indemnity provision of the Contract Documents is void or unenforceable. The obligations of Landlord under the Contract Documents with respect to insurance shall not be waived by Tenant's failure to request evidence of insurance or to enforce any of the other provisions of the Contract Documents respecting insurance, or by Tenant's failure to respond to or object to any submission by Landlord respecting insurance. Landlord shall be liable to Tenant for all damages incurred by Tenant as a result of Landlord's failure to carry or to cause any Subcontractor to carry the required insurance.

        10.2  PROPERTY INSURANCE.

        10.2.1 Landlord shall maintain property insurance on the Work. Such insurance shall:

                10.2.1.1 include the interest of Tenant, Landlord, subcontractors, suppliers, and any other persons or entities identified in the Agreement, each of whom is deemed to have an insurable interest and shall be listed as an insured or additional insured;

                 10.2.1.2 be written on a Builder's Risk-All-Risk or open peril or special causes of loss policy form that shall at least include insurance for physical loss or damage to the Work, temporary buildings, false work, and work in transit, and shall insure against at least the following perils: fire, lightning, extended coverage, theft, vandalism, and malicious mischief, earthquake, collapse, debris removal, demolition occasioned by enforcement of laws and regulations, water damage, and such other perils as may be specifically required by the Agreement;

                 10.2.1.3 include expenses incurred in the repair or replacement of any insured property (including, but not limited to, fees and charges of engineers and architects);

                 10.2.1.4 cover materials and equipment stored at the site or at other location that was agreed to in writing by Tenant prior to being incorporated into the Work, provided that such materials and equipment have been included in the Application for Payment submitted by Landlord; and

                 10.2.1.5 be maintained in effect until Substantial Completion has been achieved, unless otherwise agreed to in writing by Tenant and Landlord within thirty (30) days' written notice to each other additional insured to whom a Certificate of Insurance has been issued.

        10.2.2 Landlord shall purchase and maintain such boiler and machinery insurance or additional property insurance as may be required to protect Landlord's equipment (but not Tenant's Equipment) or otherwise required by this Agreement or any laws and regulations and shall include the interests of Landlord, Tenant, subcontractors, and any other persons or entities identified in the Agreement, each of whom is deemed to have an insurable interest and shall be listed as an insured or additional insured.

   11.  CHANGES IN THE WORK.

        11.1  CHANGE ORDERS.

        11.1.1 Tenant, without invalidating the Agreement, may order changes in the Work within the general scope of the Agreement, consisting of additions, deletions or other revisions by way of Change Orders. If the change directed by Tenant involves a material increase or decrease in the scope of the Work, the Contract Sum and/or Contract Time will be appropriately increased or decreased, as provided in the relevant Change Order. If the change directed by Tenant does not involve a material increase or decrease in the scope of the Work, there shall be no adjustment to the Contract Sum or Contract Time.

        11.1.2 A Change Order is a written order, signed by Landlord and Tenant, modifying the Contract by authorizing a change in the Work and/or an adjustment to the Contract Sum or Contract Time. The Contract Sum and the Contract Time may be changed only by Change Orders. A Change Order signed by Landlord indicates agreement therewith including the adjustment, if any, in the Contract Sum and Contract Time.

        11.1.3 The increase or decrease in the Contract Sum (subject, in all events, to Subparagraph 11.1.1) resulting from a change in the Work shall be determined in accordance with the other Contract Documents; provided, however, the additional profit and overhead with respect to any Subcontractor or Sub-subcontractor shall not exceed the following: 1) with respect to those portions of such Work performed by such Subcontractor or Sub-subcontractor with its own forces, the amount of such allowance shall not exceed ten (10%) percent of the cost of such portions of the Work, 2) with respect to those portions of such Work performed by any lower tier Sub-subcontractor, the amount of such allowance shall not exceed five percent (5%) of the amount paid to such lower tier Sub-subcontractor as a result of such change. Unless otherwise provided in the Contract Documents, the expenditures included in the cost of such Work (a) shall be limited to only those costs actually and properly paid by Landlord and incurred in the performance of the changed Work for items which are required for the proper completion of the changed Work in accordance with the Contract Documents and any additional interest expense under the Initial Mortgage (as defined in the Lease) resulting from any applicable extension of the Contract Time (which shall be reimbursed pursuant to Section 4.4), and (b) shall be further limited by the following:
Landlord's actual cost of materials and equipment incorporated into the changed Work, including sales tax and cost of delivery; Landlord's actual cost of labor, including social security, old age and unemployment insurance, and fringe benefits required by agreement or custom; workers' compensation insurance; rental value of equipment and machinery; and the additional costs of supervision and field office personnel directly attributable to the change. When both additions and credits covering related Work or substitutions are involved in any one change, the Landlord's five percent (5%) fee shall be calculated on the basis of the net increase, if any, with respect to that change. In calculating the cost of the changed Work, all cash discounts, rebates, or refunds, all trade discounts, rebates, or refunds, and all proceeds from the return of surplus materials and equipment shall be deducted therefrom and shall accrue to the benefit of the tenant. In addition, the cost of the changed Work shall be calculated at rates not higher than those prevailing in the location of the performance of the changed Work.

        11.1.4 Landlord shall keep and present, in form reasonably acceptable to Tenant, an itemized accounting together with appropriate supporting data of the cost of Work resulting from a change in the Work.

        11.1.5 Any change in the Work which affects the Contract Time shall require the prompt notification by Landlord as to the time impact of such change. In computing the cost of such changes for submission to Tenant, Landlord shall alternately compute costs on the basis of completion of the Work within the existing Contract Time and on the basis of completion on an extended Contract Time.

        11.2 MINOR CHANGES IN THE WORK. Tenant shall have the right to order minor changes in the Work not involving an adjustment in the Contract Sum or an extension of Contract Time and not inconsistent with the intent of the Contract Documents. Such changes shall be affected by written field orders and shall be binding on Tenant and Landlord. Landlord shall carry out field orders promptly.

   12.  UNCOVERING AND CORRECTION OF WORK.

        12.1  UNCOVERING OF WORK.

        12.1.1 If any portion of the Work should be covered contrary to the request of Tenant or to requirements specifically expressed in the Contract Documents, it must, if required in writing by Tenant, be uncovered for its observation and shall be replaced at Landlord's expense.

        12.1.2 If any portion of the Work has been covered which Tenant has not specifically requested to observe prior to being covered, Tenant may request to see such Work and it shall be uncovered by Landlord. If such Work is found to be in accordance with the Contract Documents, the cost of uncovering and replacement shall, by appropriate Change Order, be charged to Tenant. If such Work is found not to be in accordance with the Contract Documents, Landlord shall pay such costs unless it is found that this condition was caused by Tenant or a separate contractor, in which event Tenant shall be responsible for the payment of such costs.

        12.2  CORRECTION OF WORK.

        12.2.1 Landlord shall promptly correct all Work rejected by Tenant as defective or as failing to conform to the Contract Documents whether observed before or after Final Completion and whether or not fabricated, installed or completed, provided that Landlord is notified thereof by Tenant in writing prior to the expiration of the Correction Period. Landlord shall bear all costs of correcting such rejected Work.

        12.2.2 As used in this Subparagraph 12.2.2, the term "Correction Period" means one (1) year after Substantial Completion. If, within the Correction Period any of the Work is found to be defective or not in accordance with the Contract Documents, and if Landlord is notified thereof by Tenant within the Correction Period, Landlord shall correct it promptly after receipt of a written notice from Tenant to do. This obligation shall survive termination of the Agreement. Tenant shall give such notice promptly after discovery of the condition. Landlord will assign to Tenant any applicable special warranty required by the Contract Documents which extends beyond the Correction Period.

        12.2.3 Landlord shall remove from the site all portions of the Work which are defective or nonconforming and which have not been corrected, unless removal is waived by Tenant.

        12.2.4 If Landlord fails to correct defective or non-conforming Work, Tenant may correct it at the expense of Landlord in accordance with the Contract Documents.

        12.2.5 If Landlord does not proceed promptly and diligently with the correction of defective or non-conforming Work, Tenant may remove it and may store any salvageable materials or equipment at the expense of Landlord. If Landlord does not pay the cost of such removal and storage within ten (10) days after written notice, Tenant may upon ten (10) additional days' written notice sell such materials and equipment at auction or at a private sale. Tenant shall account for the net proceeds thereof after deducting all costs that should have been borne by Landlord. If such proceeds of sale do not cover all costs which Landlord should have borne, the difference shall be deducted from the payments then or thereafter due Landlord. If the payments then or thereafter due Landlord are not sufficient to cover such amount, Landlord shall promptly pay the difference to Tenant.

        12.2.6 Landlord shall bear the cost of making good all work of Tenant or separate contractors destroyed or damaged by correction or removal of defective or non-conforming Work.

        12.2.7 Nothing contained in this Article shall be construed to establish a period of limitation with respect to any other obligation which Landlord might have under the Contract Documents. The establishment of time periods set forth in this Article relate only to the specific obligations of Landlord to correct the Work and has no relationship to the time

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within which its obligation to comply with the Contract Documents may be sought to be enforced nor to the time within which proceedings may be commenced to establish Landlord's liability with respect to its obligations other than specifically to correct the Work.

        12.3 ACCEPTANCE OF DEFECTIVE OR NONCONFORMING WORK. If Tenant prefers to accept defective or non-conforming Work, it may do so instead of requiring its removal and correction, in which case a Change Order will be issued to reflect a reduction in the Contract Sum where appropriate and equitable. Such adjustment shall be effected whether or not final payment has been made.

                                ATTACHMENT 3
                                ------------

                             Contract Schedule


Commencement                                               April 14, 1997

Fifty Percent (50%) Completion of the Work                 August 1, 1997

Substantial Completion                                     November 14, 1997

Final Completion                                           December 31, 1997